SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement Confidential
[X]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to section 240.14a-11(c) or section
       240.14a-12

                     NOVAMETRIX MEDICAL SYSTEMS INC.

 ...............................................................................
           (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]    $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]    $500 per each party to the controversy pursuant to Exchange Act
       Rule 14a-6(i)(3).
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)    Title of each class of securities to which transaction applies:

    2)    Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4)    Proposed maximum aggregate value of transaction:

    5)    Total fee paid:

   [X]    Fee previously paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


    1)    Amount Previously Paid:

          .....................................................................

    2)    Form, Schedule or Registration Statement No.:

          .....................................................................

    3)    Filing Party:

          .....................................................................

    4)    Date Filed:

          .....................................................................

                Novametrix Medical Systems Inc.
              Proxy Solicitation Discussion Points


BACKGROUND

     Novametrix Medical Systems is the target of a proxy contest waged by a stockholder group calling itself "The Novametrix 13D Shareholders Group". This dissident group is led by a lawyer based in Lewiston, Maine named Paul Cote. Mr. Cote and his 13D group own collectively 777,480 (10.2%) of the company's 7,601,930 outstanding votes.

     The Company's Annual meeting will be held on Monday November, 25, 1996 at 2:00 pm at which time stockholders will be asked to approve the following proposals: 1) A merger agreement with Andros, Inc. 2) A 1996 Long Term Incentive Plan. 3) Election of 2 Class A Directors and 4) Appointment of independent auditors. Paul Cote and his 13D group first distributed their proxy materials around August 30, 1996 and since then have been actively soliciting Novametrix stockholders to elect the 13D group's own board nominees, Dr. Vartan Ghugasian and Paul Cote, to replace Novametrix' board nominees, Michael Needham and Joseph Vincent. The 13D group has also proposed that the board initiate a program to maximize stockholder value, and has been urging stockholders to vote against the Company's proposed merger with Andros, Inc.

     Mr. Cote's 13D group along with a broker named Gary Hobbs, who is based in Portland, Maine but who is not officially a member of the 13D group, have claimed in conversations with the Company that they have enough votes to defeat the merger agreement and elect their own board nominees. Mr. Hobbs is employed by a brokerage firm called Livada Securities (which clears through Prudential Securities) and claims to have put a large number of local Maine residents into Novametrix stock over the years. The stockholder lists in fact indicate a large concentration of shares in Maine and at Prudential Securities.

13D GROUP'S ARGUMENTS

          1.    Paul Cote and his 13D group assert that they  and
          other   stockholders   are  unhappy   with   Novametrix
          management for the following reasons:

                    a)The 13D Group claims management reneged  on
            a promise to elect 3 class A directors in 1996 by deciding amongst themselves that only 2 directors would be elected. The 13D group is claiming that the Company has manipulated the election process in order to keep management control of Novametrix.

                     b)Claim   that  management  is   not   being
            truthful about the stock ownership of its directors. The 13D group disputes management's assertion that all directors own stock in the Company thereby questioning the board's commitment to maximizing stockholder value.

                    c)The  13D  group has stated that the  Andros
            merger "smells politically motivated" and is "just another device [for management] to keep control".

                    d)They also claim management has made no attempt to communicate the facts of the merger to the 13D group. They claim that Andros has a high level of existing debt ($42m) and this will burden a currently almost debt-free Novametrix. Their current claim is that the Andros merger will cut the value of the Company in half, cause significant dilution and make it harder to sell. The group believes Novametrix can be sold for $8 to $10 per share.

NOVAMETRIX MANAGEMENT ARGUMENTS

          1. Management refutes the 13D Group's claim that the composition of the board was manipulated.

                    a)The  board  was reconfigured  in  order  to
            eliminate the unequal distribution of Directors in each class which resulted from prior Director resignations. The Company's Certificate of Incorporation calls for three classes of Directors which are equal in size. Before being reconfigured, the board had 3 Directors in one class, 2 Directors in another class and only 1 Director in the third class.

                    b)The reconfiguration of the board was NOT made in response to a threatened proxy fight by the 13D group. The decision to conform the board to the Company's Certificate of Incorporation was made on May 20, 1996, prior to the time the board was notified of Paul Cote's intention to nominate his own directors.

          2.         Contrary to the 13D Group's statements,  All
          Novametrix Directors own stock in the Company.

                     a)The   common  stock  ownership   of   each
            director, excluding currently exercisable warrants and options is the following: Thomas Haythe - 90,952; William Lacourciere - 348,990; Michael Needham - 2,000; Photios Paulson - 5,500; Steven Shulman - 6,000; Joseph Vincent - 50,716. The 13D Group incorrectly states that the stockholder lists do not contain share ownership information for Michael Needham and Steven Shulman and therefore they are not shareholders. This is completely false. Both gentlemen have filed publicly available statements of ownership with the SEC. Just because a shareholder's name does not appear on the Company shareholder list does not mean he has no ownership; his shares could be registered in the name of a bank or broker, which is a common practice.

          3. Management believes the Andros merger will be a unique opportunity to increase stockholder value significantly.

                    a)Novametrix  will issue to the  stockholders
            of Andros, and reserve for issuance to option and warrant holders of Andros, the following:

                          -     Shares of Novametrix common stock
               constituting 38% of the outstanding common stock of Novametrix after giving effect to the merger;
                          -     up   to an additional 5%  of  the
               shares of Novametrix Common Stock (based upon the capitalization of Novametrix immediately after the merger), in the event that Andros' revenues or the combined company's consolidated earnings before interest, taxes, depreciation and amortization for the fiscal year ending May 3, 1998 exceed certain targets, and,
                          -     anti-dilution rights enabling the
               holders to maintain (without additional payment) such percentage ownership level as Novametrix options and warrants outstanding at the time of the merger are exercised, but without any adjustments for other shares of Novametrix Common Stock or other Novametrix options and warrants issued after the merger.

               b)Merger  will create a worldwide  leader  in  the
            field   of   gas  monitoring  products   and   sensor
            technology for medical applications.

               c)Merger will result in an increase in size, product line and distribution which will enable the Company to realize significant cost savings and revenue increases that neither company could achieve independently.

                 d)The two companies have complementary technologies as well as research and product development synergies which will enable Novametrix to introduce new products to market quickly and provide more leverage when dealing with large hospital chains and original equipment manufacturers (OEM's) in today's competitive health care environment.

               e)The combined company would have sales of $66.8 million on a pro-forma basis for the fiscal year ended April 28, 1996, almost triple the sales of Novametrix as a stand-alone company in fiscal 1996.

               f)Board of Novametrix believes that the best way to enhance stockholder value is to increase earnings per share ("EPS"). Board believes the Andros merger offers a significant opportunity to enhance short and long term earnings by:

                                -     Expanding  the  company's
                  market presence by broadening its product lines and technology base in existing and complementary product areas.
                                -      Increasing  the  company's
                  customer  base  through greater penetration  of
                  the OEM market.
                                -    Diversifying product line.
                                -       Providing    positive
                  financial contributions to revenue, operating income per share and net income.

                g)        Contrary to the 13D group's claims, the
            board of Novametrix believes the merger will be non-dilutive.

                                  -     6.2  million  new  shares
                  will be issued in the merger but earnings per share are projected to increase on the greater number of shares outstanding.

                                    -        For    the    Andros
                  stockholders to improve their ownership position to 43%, revenues of the Andros business would have to increase by 18% or EBITDA (earnings before interest, taxes, depreciation and amortization) of the combined company would have to grow by 20%, in each case over the projected results. Either case should be non-dilutive.

          4) The 13D group has stated it believes Andros' present debt of $42 million will be detrimental to Novametrix. However, Andros has significant positive cash flow and a ratio of EBITDA to revenue of over 20%. The combined company is projected to generate a ratio of EBITDA to revenue of 20%, or approximately $16 million in fiscal 1998.

             The ratio of combined debt to projected EBITDA is approximately 3.0 to 1, a ratio considered attractive to commercial lenders. Presently, two banks have proposed to finance the new debt and to provide Novametrix with a substantial credit line at attractive interest rates. All earnings projections are calculated after interest rate costs.

          5) The 13D group also claims that the Novametrix board has failed to address the concerns of the group. Mr. Lacourciere and other directors have spent many hours in discussions with Mr. Cote, including a visit to Lewiston in April 1996. To date, Paul Cote has refused to allow Novametrix Management to meet with the members of his group to discuss the Company's strategy and benefits of the Andros merger.

          6) The 13D group's nominees for election to the board of Novametrix, Dr. Vartan Ghugasian and Paul Cote, have no experience in the medical instrumentation business and have offered no concrete ideas on how to increase Novametrix' stock price.

                 a)         Mr.  Ghugasian  is  a  dentist   from
            Massachusetts and Mr. Cote is a lawyer from Maine.

                b) By contrast, the company's nominees have a combined total of 37 years experience in the medical instrumentation business. Mr. Needham has been a Novametrix director for 15 years and Mr. Vincent has 22 years of diversified experience in the medical equipment industry, including 13 years with Novametrix.

          7)      The  board  of  directors  and  management   of
          Novametrix believe they have presided over a remarkable financial recovery over the past 5 years.

                a) During this period debt has been reduced from $24 million to approximately $5 million.

                b)        Stockholders' equity has increased from
            less than $100,000 to more than $12 million.

                c)        Stock  price rose from less than  $1.00
            per  share to approximately $6.00 per share.

            A price of $6.00 per share represents a price/ earnings ratio of approximately 36 times earnings per share for fiscal 1996 (calculated on a fully taxed basis) while the average P/E ratio for the industry is 22 times earnings.

          8) Paul Cote's 13D group has also included a proposal on its proxy to initiate a program to maximize shareholder value, including engaging an investment banker to evaluate whether the full value of the company is fully reflected in its stock price and to propose a course of action based on that evaluation.

                a)        The  board  is very much  in  favor  of
            enhancing   stockholder  value  and   has   in   fact
            recommended  the  Andros  merger  as  part  of   that
            effort.

                b)        The  company  has  already  engaged  an
            investment banker with the purpose of enhancing stockholder value and has outlined the following strategic plan.

                           -Review    business   plans,    assess
                strategies for growth and acquisitions, present financial options and assist in the development and modeling of projections.

                         -Assist  the company in the  development
                of an overall financial strategy to address the company's plans to grow/maximize the value of the company.

                         -Assist in the development of a plan  to
                broaden investor awareness of the company, which will include strategies to expand the number of market makers and institutional ownership.

                          -The  company's  management  will  soon
                begin a period of visits and correspondence with analysts, institutional buyers and retail brokers with the goal of attracting additional institutional sponsorship and analyst coverage. The company believes that the significantly larger size, critical mass and profitability of the company after the Andros merger, in addition to the expanded market capitalization, will help further these goals.

                NOVAMETRIX MEDICAL SYSTEMS INC.
                   SOLICITATION INSTRUCTIONS
                     AND DISCUSSION POINTS


There is nothing mysterious about the solicitation process. All you need is a knowledge of your subject, patience and a comfortable telephone manner. Your attitude and tone of voice should reflect a sense of friendliness, confidence and the willingness to be of assistance. You will get results if you can convey a feeling that you enjoy what you're doing. You should never attempt to coerce a vote in favor of the transaction.

You should begin your calls by introducing yourself by name and stating the purpose of your call. From this point on, the conversation will vary according to the stockholder's response. Some stockholders may become suspicious and will question you further about your identity and the purpose of your call. Be patient, answer all questions and provide whatever credentials the stockholder demands. Since it is likely that the stockholder has already received a call from Paul Cote's group (the opposition), indicate as clearly as possible that you are not a member of that group and that you are calling on behalf of the management and board of Novametrix. If the stockholder refuses to talk to you, do not persist. Simply note the response on your solicitation records.

Once you have established your identity, the purpose of your call, and the stockholder has expressed willingness to talk with you, you should move quickly on to the basic questions: Has the stockholder received the proxy material and had a chance to read it? Has the stockholder made a voting decision and did he vote in favor of the proposed transaction and the company's nominees?

If the stockholder has already voted in favor of the transaction and Novametrix' board nominees, you should thank him for his vote. If he expresses irritation, apologize and terminate the call as gracefully as possible. If the stockholder has any questions you should attempt to answer them or find someone who can. The enclosed discussion points outline will serve as a useful guide for answering questions.

If the stockholder has voted against the transaction and our nominees, you should try to find out his reasons and discuss them with him. Advise him of how Novametrix recommends that shareholders vote. If you succeed in convincing the stockholder to change his vote, offer to send him a new proxy card. In many cases, you will find that negative votes result from a misunderstanding of the proposals, or confusion over which group they actually intend to support.

REMEMBER THAT THE INFORMATION YOU PROVIDE MUST BE LIMITED TO WHAT APPEARS IN THE PROXY MATERIAL FILED WITH THE SEC. Whenever possible, you should quote directly from the material in the documents rather than paraphrasing it. However, you should avoid being too stiff or formal on the telephone; try to develop a relaxed conversational manner while sticking to the wording in the printed documents. The easiest way to do this is to become intimately familiar with the material through careful reading, outlining and pre-call discussions.

If the stockholder has not yet signed his proxy, you should advise him of the importance of every stockholder's vote and urge him to send in his proxy promptly. You should answer any relevant questions by directing the stockholder to the relevant quotes in the material regarding just how Novametrix wishes stockholders to vote. You may also remind him/her of the voting requirements for approval of the proposal(s) / transaction and stress the importance of every stockholder's vote.

You will find some stockholders may want to discuss the proposed transaction at length. Answer the questions put to you, cover the facts, refer to documents, but do not encourage lengthy conversations. You should be careful not to antagonize any stockholder. If you reach a stockholder who is strongly opposed to the transaction, try to get him to state his reasons. If they are specific criticisms of the transaction, record them and leave the door open for future contact.

If you are asked questions that you cannot answer, tell the stockholder that you do not know the answer, but will find out the answer for him and either call him back or have someone else contact him as soon as possible. Then be certain that you do so promptly.

IMPORTANT NOTE: If you are calling a stockholder at his place of business, do not reveal the purpose of your call to anyone but the stockholder or his secretary. Many people resent their associates knowing about their personal investments. If you are calling a stockholder at home, make sure you are speaking to a member of the immediate family if you leave a message.

If the stockholder says that he has not received the proxy material, tell him that you will send him a duplicate copy and do so promptly. Urge the stockholder to give the documents his immediate attention when they arrive, and tell him that you will call him again to make sure he receives the material and understands the proposals upon which he is to vote. If the stockholder has thrown the documents away because he did not think that they were important, send him a new set immediately and ask him to return the proxy as soon as possible. At every opportunity take time to stress to the stockholder the importance of his vote.

Sometimes you will find that a stockholder will want to talk about entirely unrelated matters, such as the weather, politics, sports, etc. You should always be polite while avoiding lengthy conversations. It is none the less important to convince the stockholder of your sincerity and interest. One of the most effective methods to accomplish this objective is to establish a friendly rapport with him.

On occasion, you will discover that the stockholder you are trying to contact has died. When this occurs it is usually best to apologize to the family member or friend for the intrusion, explain briefly the reason for your call and suggest THAT THE ESTATE'S ATTORNEY HANDLE THE PROXY VOTING. LEAVE YOUR NUMBER SHOULD THE ATTORNEY WISH TO CALL YOU. In all cases, be sure to make note of any change of address. Whatever the stockholder's response to your inquiries, always be sure to thank him for taking the time to talk to you.

Please note that if a stockholder tells you he or she has sold his/her stock, explain to them that they are still the STOCKHOLDER OF RECORD AND THE ONLY ONE ENTITLED TO VOTE THIS PROXY. Also, if a stockholder indicates that he/she owns shares held in the name of a broker (i.e. "Street name") please urge this person to return the proxy card to the Brokerage firm.


                        LEGAL RESTRICTIONS

The  primary Securities and Exchange Commission rule applicable  to
telephone  solicitations  is  Rule  14a-9.   The  following   legal
restrictions apply in every solicitation you will work on:

          1.     Never  make  any  statement  which  is  false   or
          misleading.
          2.   Never predict the outcome of the proxy contest.
          3. Never impugn anyone's character, integrity or personal reputation; or make charges concerning improper, illegal or immoral conduct or association; without factual foundation and/or SEC clearance.
          4. Never use any written material for solicitation which has not been reviewed by the SEC.
          5. Never predict future market values, earnings or dividends other than statements made in the proxy material.